Exhibit 19.1

TPI COMPOSITES, INC.

INSIDER TRADING AND DISCLOSURE POLICY

Adopted as of May 19, 2016

Insider Trading and Disclosure

Upon the completion of an initial public offering, there will be regular opportunities to trade in the Common Stock (and potentially other securities) issued by or relating to TPI Composites, Inc. (together with its subsidiaries, the “Company”). With that opportunity comes the responsibility to comply with federal and state securities laws that prohibit insider trading. Violation of these laws carries severe consequences. The Company also has the responsibility to take reasonable steps to prevent insider trading by its employees and others that may have access to material nonpublic information.

This policy (the “Insider Trading Policy”) is intended to provide a set of guidelines and rules for all of us to comply with insider trading laws and avoid the appearance of impropriety in connection with trading in the Company’s securities or disclosure of information concerning the Company. It is your obligation to understand and comply with this Insider Trading Policy.

The Company has designated its General Counsel as its insider trading compliance officer (the “Office of the General Counsel”). Please contact the Office of the General Counsel at c/o TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, or send an email to compliance@tpicomposites.com, if you have any questions regarding the policy.

Section 1: Who is Covered by this Insider Trading Policy

This Insider Trading Policy applies to all of the Company’s directors, officers, employees, and certain designated consultants and contractors that potentially have access to material, nonpublic (“material” and “nonpublic” are each defined below) information in the course of their service to the Company (each such director, officer, employee, or designated consultant or contractor, a “TPI Composites Covered Person”), and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to a TPI Composites Covered Person also apply to (1) their spouse, significant other, children, parents or other family members, in each case, living in the same household, (2) all trusts, family partnerships and other types of entities formed for the benefit of the TPI Composites Covered Person or the TPI Composites Covered Person’s family members over which the TPI Composites Covered Person has the ability to influence or direct investment decisions concerning securities, (3) all persons who execute trades on behalf of the TPI Composites Covered Person, and (4) to any investment funds, trusts, retirement plans, partnerships, corporations or other entities over which the TPI Composites Covered Person has the ability to influence or direct investment decisions concerning securities (each a “Covered Affiliate”). TPI Composites Covered Persons are responsible for ensuring compliance with this Insider Trading Policy by all of their Covered Affiliates.

In addition to this Insider Trading Policy, all directors, officers and certain designated employees, consultants and contractors of the Company are also subject to, and are required to comply with, the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require pre-clearance of all transactions in the Company’s securities by such persons with the Office of the General Counsel.

Section 2: What is Prohibited by this Insider Trading Policy?

A. No Trading Based on Material, Nonpublic Information.

It is generally illegal (and also a violation of the Company’s Insider Trading Policy) for a TPI Composites Covered Person to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. Note that for purposes of this Insider Trading Policy, “securities” includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

B. Other Prohibited Activities

In addition to restrictions on direct trading, TPI Composites Covered Persons are generally prohibited from the following activities when they know or are in possession of material nonpublic information:

•
having others trade in the Company’s securities for them;

•
giving trading advice of any kind about the Company except that a TPI Composites Covered Person should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•
disclosing any material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when such TPI Composites Covered Person is aware of material, nonpublic information (these practices are known as “tipping”).

As noted above, these prohibitions also apply to Covered Affiliates.

In addition, it is the Company’s policy that no TPI Composites Covered Person who, in the course of working for the Company, learns of any material, nonpublic information about a company with which the Company does business (e.g., a customer, supplier or other party with which the Company is negotiating a major transaction, such as an acquisition, investment or sale), may trade in that company’s securities until the information becomes public or is no longer material.

This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to satisfy part or all of the exercise price of an option (unless the Company is the purchaser of the outstanding Company securities), any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as a TPI Composites Covered Person knows or is in possession of material, nonpublic information. Remember, anyone scrutinizing a TPI Composites Covered Person’s transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, every TPI Composites Covered Person should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C. Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits TPI Composites Covered Persons from trading in the Company’s securities if they are in possession of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•
projections of future earnings or losses, or other earnings guidance;
•
projections of future non-financial key business metrics;
•
earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•
pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•
changes in management or the Board of Directors;
•
actual or threatened litigation or governmental investigations or major developments in such matters;
•
developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•
changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•
potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•
bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material information that a TPI Composites Covered Person is or is deemed to be aware of after trading closes on a Tuesday, the first time that a TPI Composites Covered Person can buy or sell Company securities is the opening of the market on Friday. The example above assumes that Wednesday, Thursday and Friday are all trading days.

D. Are there any Exceptions?

Certain Transactions Related to Employee Benefit Plans

Exercise of Stock Options. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash or by net exercise where the Company accepts vested shares under the stock option as payment for the exercise price. However, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy. In addition, this Insider Trading Policy applies to the sale of outstanding Company securities to constitute part or all of the exercise price of an option, any exercise of a stock appreciation right, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the withholding by the Company of shares of stock, or the required sale of shares of stock, in either case, upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such withholding or sale is required by the applicable plan or award agreement; (b) the election to withhold shares or require the sale of shares was made by the Company in its sole discretion; or (c) the election to have shares withheld or sell shares was made by the TPI Composites Covered Person in compliance with this Insider Trading Policy

Section 3: Are there any Restrictions on the Use of Social Media, Internet Chat Rooms, or Websites?

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by others. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, with the advent of the Internet, and the emergence of social media and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – even though the information disseminated through social media and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving social media and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on social media or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits TPI Composites Covered Persons from discussing material, nonpublic information about the Company with anyone, including other TPI Composites Covered Persons, except as required in the performance of your duties. No TPI Composites Covered Person should, under any circumstances, provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if they are contacted directly by such persons, without express prior authorization. This restriction applies whether or not a TPI Composites Covered Person identifies himself or herself as associated with the Company. All such contact or inquiries should be referred to the Office of the General Counsel, 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253 or at compliance@tpicomposites.com.

This Insider Trading Policy also prohibits TPI Composites Covered Persons from making any comments or postings about material, nonpublic information about the Company on any social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not the TPI Composites Covered Person identifies himself or herself as associated with the Company. Sharing or posting links to or “re-tweeting” Company news announcements about material, nonpublic information about the Company is permitted so long as the news announcement has already been posted to the Company’s public website (or has otherwise been publicly disclosed by the Company) or otherwise approved by the Office of the General Counsel and is not accompanied by commentary prohibited by this Insider Trading Policy.

Section 4: What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•
disgorgement of the profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•
payment of criminal penalties of up to $5,000,000;
•
payment of civil penalties of up to three times the profit made or loss avoided; and
•
imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,275,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Section 5: Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

Section 6: How do you Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any other TPI Composites Covered Person, you must report the violation immediately to the Office of the General Counsel. However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to the Office of the General Counsel and do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the Office of the General Counsel, you may raise the matter with the Company’s Chair of the Board, c/o TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: Chair of the Board.

Section 7: Is this Insider Trader Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option) by the Company. You will be deemed to have received, agreed to and become bound by revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Office of the General Counsel, within two (2) business days of such delivery.

Section 8: Waivers

A waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Office of the General or the Chair of the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

Section 9: Acknowledgment

This Insider Trading Policy will be delivered to all current TPI Composites Covered Persons and to all new TPI Composites Covered Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each TPI Composites Covered Person must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the delivery of this Insider Trading Policy or, alternatively, by delivering the acknowledgement attached to this Insider Trading Policy within ten (10) days of receipt to:

Office of the General Counsel

TPI Composites, Inc.

8501 N. Scottsdale Rd.

Gainey Center II, Suite 100

Scottsdale, AZ 85253

compliance@tpicomposites.com

The acknowledgment will constitute consent for the Company to impose sanctions for violation of this Insider Trading Policy, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

TPI Composites Covered Persons will be required upon the Company’s request to re-acknowledge and agree to comply with this Insider Trading Policy (including any amendments or modifications). For this purpose, a TPI Composites Covered Person will be deemed to have acknowledged and agreed to comply with this Insider Trading Policy when copies of such items have been delivered to the TPI Composites Covered Person by regular or electronic mail (or other delivery option used by the Company) by the Office of the General Counsel, unless the TPI Composites Covered Person objects in a written statement received by the Office of the General Counsel within two (2) business days of such delivery.

___________________

Failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of employment or service relationship with the Company.

ORIGINALLY ADOPTED: May 19, 2016

AMENDED AND RESTATED: October 26, 2016

Special Trading Procedures for Insiders

To comply with federal and state securities laws governing insider trading, TPI Composites, Inc. (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy. Capitalized terms used in these Trading Procedures and not defined herein have the meaning set forth in the Insider Trading Policy.

Section 1: Scope

These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees, consultants, and contractors of the Company and its subsidiaries, who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). These Trading Procedures also apply to all Covered Affiliates (as that term is defined in the Insider Trading Policy).

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Covered Affiliates. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Covered Affiliates.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

Section 2: Special Trading Restrictions

Please see the Insider Trading Policy for a description of prohibited activities applicable to all TPI Composites Covered Persons. In particular, subject to certain exceptions set forth below, Insiders may only conduct transactions in the Company’s securities in a trading window.

Additionally, an Insider may not trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 plan. This prohibition applies even if such Insider receives pre-clearance in accordance with these Trading Procedures and the transaction would occur during a trading window.

Insiders and their Covered Affiliates are strongly encouraged to trade in securities of the Company in compliance with a pre-approved Rule 10b5-1 plan.

Please see the Insider Trading Policy for a discussion of what constitutes “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Office of the General Counsel for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

A. No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if such Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject such Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions set forth herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Office of the General Counsel in accordance with the procedures set forth below.

What are the Trading Windows?

Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day of the third month of the then-current quarter. For the purposes of these Trading Procedures, a “trading day” shall mean a day on which the NASDAQ Global Market is open for trading. For example, if the Company issues a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings after trading closes on a Tuesday, the first time an Insider can buy or sell Company securities is the opening of the market on Friday. The example above assumes that Wednesday, Thursday and Friday are all trading days.

When can I Trade Outside of a Trading Window?

Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

B. All Trades Must be Pre-Cleared by the Office of the General Counsel.

No Insider may trade in Company securities unless the trade has been approved by the Office of the General Counsel designated in the Insider Trading Policy in accordance with the procedures set forth below. The Office of the General Counsel will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Office of the General Counsel may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from the Chairman of the Board. If you are unable to contact the Office of the General Counsel, or if you do not feel you can discuss the matter with the Office of the General Counsel, you may contact William E. Siwek, Chief Financial Officer, or Jack Henry, Chairman of the Audit Committee, who shall be the alternate Office of the General Counsel(s) (the Office of the General Counsel and the alternate Office of the General Counsel(s) are collectively referred to as the “Office of the General Counsel” in these Trading Procedures).

C. No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

D. No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a derivative transaction by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

E. No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account at any time, unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a margin account transaction by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

F. No Pledges Without Pre-Approval.

No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

Section 3: Pre-Clearance Procedures

A. Procedures.

No Insider may trade in Company securities until:

•
The Insider has notified the Office of the General Counsel of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Office of the General Counsel at least two (2) business days prior to the intended trade date;
•
The Insider has certified to the Office of the General Counsel in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•
The Insider has informed the Office of the General Counsel whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•
The Office of the General Counsel or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Office of the General Counsel does not assume the responsibility for, and approval from the Office of the General Counsel does not protect the Insider from, the consequences of prohibited insider trading.

B. Additional Information.

Insiders shall provide to the Office of the General Counsel any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Office of the General Counsel.

C. No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Office of the General Counsel to approve any trade requested by an Insider. The Office of the General Counsel may reject any trading request at his or her sole and reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Office of the General Counsel may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Office of the General Counsel may reject the trading request without disclosing the reason.

D. Completion of Trades.

After receiving written clearance to engage in a trade signed by the Office of the General Counsel, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

E. Post-Trade Reporting.

Any transactions in the Company’s securities by an Insider must be reported to the Office of the General Counsel by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Office of the General Counsel should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Office of the General Counsel if such information is received by the Office of the General Counsel on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

Section 4: Exemptions

A. Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. If an Insider intends to trade pursuant to a trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”), such plan must:

•
satisfy the requirements of Rule 10b5-1;
•
be documented in writing;
•
be established during a trading window when such Insider does not possess material, nonpublic information;
•
require that the first trade does not occur until the later of (a) 30 days from adoption of the Rule 10b5-1 Plan or (b) the next open trading window, as described above, following the adoption of the Rule 10b5-1 Plan; and
•
be pre-approved by the Office of the General Counsel.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Office of the General Counsel.

The Office of the General Counsel may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Office of the General Counsel may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Office of the General Counsel does not approve an Insider’s Rule 10b5-1 Plan, or a modification thereto, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan, or modification, is approved.

Any modification of a previously approved Rule 10b5-1 Plan must:

•
not affect the Rule 10b5-1 Plan’s satisfaction of the requirements of Rule 10b5-1;
•
be documented in writing;
•
be made during a trading window when the Insider does not possess material, nonpublic information; and
•
be pre-approved by the Office of the General Counsel.

In addition to the requirements outlined above, any trade set to occur or to be modified as a result of the modification of the Rule 10b5-1 Plan may not occur until the later of (a) 30 days from modification of the Rule 10b5-1 Plan or (b) the next open trading window, as described above, following the modification of the Rule 10b5-1 Plan.

Notwithstanding anything else in this section, an Insider may terminate a Rule 10b5-1 Plan at any time and shall provide the Office of the General Counsel with prompt notification of any such termination of a Rule 10b5-1 Plan.

B. Employee Benefit Plans.

Exercise of Stock Options.

The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash or by net exercise where the Company accepts vested shares under the stock option as payment for the exercise price. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any exercise of a stock appreciation right, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units.

The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock, or the required sale of shares of stock, in either case, upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such withholding or sale is required by the applicable plan or award agreement; (b) the election to withhold shares or require the sale of shares was made by the Company in its sole discretion; or (c) the election to have shares withheld or sell shares was made by the Insider in compliance with these Trading Procedures. However, the withholding of issuer common stock otherwise deliverable on the vesting date to satisfy a tax withholding obligation is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction.

Section 5: Waivers

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Office of the General Counsel, his or her designee or the Chair of the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

Section 6: Acknowledgment

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the delivery of this Insider Trading Policy or, alternatively, by delivering the acknowledgement attached to this Insider Trading Policy within ten (10) days of receipt to:

Office of the General Counsel

TPI Composites, Inc.

8501 N. Scottsdale Rd.

Gainey Center II, Suite 100

Scottsdale, AZ 85253

compliance@tpicomposites.com

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Office of the General Counselor his or her designee, unless the Insider objects in a written statement received by the Office of the General Counsel within two (2) business days of such delivery.

_______________

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Office of the General Counsel.

ORIGINALLY ADOPTED: May 19, 2016

AMENDED AND RESTATED: October 26, 2016

Acknowledgment

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of TPI Composites, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Covered Affiliates”. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date	Signature

Name

Title

Stock Transaction Request

Pursuant to TPI Composites, Inc.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify TPI Composites, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: __________________________

INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	¨	Acquisition through employee benefit plan (please specify): _____________________________
	¨	Purchase through a broker on the open market
	¨	Other (please specify): ___________________________________________________________

INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	¨	Sale through employee benefit plan (please specify): _____________________________
	¨	Sale through a broker on the open market
	¨	Other (please specify): ___________________________________________________________

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, (2) to the best of my knowledge, the proposed trade(s) listed above does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended, and (3) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL
General Counsel (or designee)	Date

CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
¨	Purchase of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of purchase:	_______
¨	Sale of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of sale:	_______

	Insider’s Signature				Date

Signature________________________________ Date________________

*NOTE: Multiple lots must be listed on separate forms or broken out herein.